Exhibit 10.1

RESTATED EXECUTIVE AGREEMENT*

THIS EXECUTIVE AGREEMENT (“Agreement”) is entered into as of February 1, 2008 (the “Effective Date”), by and between SNAP-ON INCORPORATED, a Delaware corporation (the “Company”), and [EXECUTIVE] , an executive of the Company or of a subsidiary of the Company (the “Executive”).

WHEREAS, the Company and the Executive had entered into a [Restated Senior Officer Agreement] [Senior Officer Agreement] [Restated Executive Agreement] effective as of [DATE] (the “Existing Agreement”);

WHEREAS, pursuant to Section 5 of the Existing Agreement, the Company has provided written notice to the Executive not to extend the term of the Existing Agreement beyond January 31, 2008;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the Executive has made, and is expected to continue to make, an essential contribution to the profitability, growth and financial strength of the Company;

WHEREAS, the Company wishes to continue to encourage the Executive to devote his/her entire time and attention to the pursuit of Company matters without distractions relating to his/her employment security by providing the Executive with this Agreement;

*    Appropriate deletions to be made for Kassouf (who is not currently a party an Existing Agreement)

WHEREAS, the Company intends that this Agreement will provide the Executive with certain minimum compensation rights in the event of the termination of his/her employment under the circumstances set forth herein; and

WHEREAS, effective as of the Effective Date, this Agreement shall replace the Existing Agreement.

NOW, THEREFORE, in consideration of the respective terms and conditions set forth herein, the Company and the Executive hereby agree as follows:

1.	Definitions. As used in this Agreement, the following terms shall have the following meanings when used herein:

	a.	Cause. The term “Cause” shall mean that the Executive shall, prior to any Termination of Employment

(as that term is hereafter defined), have:

(i)                                     engaged in any act of fraud, embezzlement, or theft in connection with his/her duties as an executive or in the course of employment with the Company or its subsidiaries;

(ii)                                  wrongfully disclosed any secret process or confidential information of the Company or its subsidiaries;

(iii)                               engaged in any Competitive Activity (as that term is hereafter defined); or

(iv)                              failed to comply with a lawful instruction from the Board;

and in any such case the act or failure to act shall have been determined by the Board to have been materially harmful to the Company, financially or otherwise.

The Executive may not be terminated for Cause prior to the receipt by the Executive of a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that the Executive was guilty of conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detail. In the event of a dispute regarding whether the Executive’s employment has been terminated for Cause, no claim by the Company that Cause exists shall be given effect unless the Company establishes by clear and convincing evidence that Cause exists.

b.                                      Competitive Activity. The term “Competitive Activity” shall mean the Executive’s participation without the written consent of the Board in the management of any business enterprise which manufactures or sells any product or service competitive with any product or service of the Company or its subsidiaries. Competitive Activity shall not include the ownership of less than five (5) percent of the securities in any enterprise and exercise of any ownership rights related thereto.

c.                                       Change of Control. A “Change of Control” shall be deemed to have occurred on the first to occur of any one of the events set forth in of the following paragraphs:

(i)                                     any Person is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates (as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act)) representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii)                                  the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date , constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)                               there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or

(iv)                              the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, no “Change of Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

d.             Change of Control Date. The term “Change of Control Date” shall mean the first date, on or following the Effective Date,  on which a Change of Control of the Company occurs. Anything in this Agreement to the contrary notwithstanding, if (1) a Change of Control of the Company occurs on or following the Effective Date, whether or not during the initial or extended term of this Agreement, (2) the Executive’s employment with the Employer terminates on or after the Effective Date and within six months prior to the Change of Control of the Company and (3) it is reasonably demonstrated by the Executive that (A) any such termination of employment by the Employer (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control of the Company or (ii) otherwise arose in connection with or in anticipation of a Change of Control of the Company, or (B) any such termination of employment by the Executive took place within two years subsequent to the occurrence of an event or circumstance described in clause (A), (B), (C) or (D) of paragraph h.(ii) of this Section 1 (and otherwise in accordance with the conditions of said paragraph h.(ii)) which event (i) occurred at the request of a third party who has taken steps reasonably calculated to effect a Change of Control of the Company or (ii) otherwise occurred in connection with or in anticipation of a Change of Control of the Company, then for all purposes of this Agreement the term “Change of Control” Date shall mean the day immediately prior to the date of such termination of employment.

e.                                       Employer. The term “Employer” shall mean the Company and/or a subsidiary of the Company that employs the Executive.

f.                                         Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

g.                                      Person. The term “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company or (v) any individual, entity or group which is permitted to, and actually does, report its Beneficial Ownership on Schedule 13G (or any successor schedule); provided that if any such individual, entity or group subsequently becomes required to or does report its Beneficial Ownership on Schedule 13D (or any successor schedule), such individual, entity or group shall be deemed to be a Person for purposes hereof on the first date on which such individual, entity or group becomes required to or does so report Beneficial Ownership of all of the voting securities of the Company Beneficially Owned by it on such date.

h.                                      Termination of Employment. The term “Termination of Employment” shall mean:

(i)            any termination by the Employer of the employment of the Executive for any reason other than for Cause within a period of two (2) years following the Change of Control Date (as that term is defined in paragraph d. of this Section 1); or (ii) voluntary termination by the Executive of his/her employment within a period of two (2) years following the Change of Control Date and subsequent to the occurrence without the Executive’s written consent, of  (A) a material and adverse change in the Executive’s status, authority, duties, functions, or benefits relative to those most favorable to the Executive in effect at any time during the 180-day period prior to the Change of Control Date or, to the extent more favorable to the Executive, those in effect after the Change of Control Date, (B) any reduction in the Executive’s base salary or percentage of base salary available as an incentive compensation or bonus opportunity relative to those most favorable to the Executive in effect at any time during the 180-day period prior to the Change of Control Date or, to the extent more favorable to the Executive, those in effect after the Change of Control Date, or the failure to pay the Executive’s base salary or earned incentive compensation or bonus when due, (C) the relocation of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment immediately prior to the Change of Control Date, (D) the Employer’s requiring the Executive to travel on Employer business to a materially greater extent than was required immediately prior to the Change of Control Date, or (E) the failure of the company to obtain from a successor the assumption and agreement to perform this Agreement (as described in Section 6.a.) prior to the effectiveness of any such succession provided that (1) any such event occurs following the Change of Control Date or (2) in the case of an event set forth in clause (A), (B), (C) or (D) above, such event occurs on or prior to the Change of Control Date and the Executive reasonably demonstrates that such event occurs under circumstances described in clause (i) or (ii) of Section 1.d.(3)(B) hereof; provided, that the Executive shall have given written notice to the Company of the occurrence of an event or circumstance described in clause (A)-(E) above within ninety (90) days following such occurrence and the Company shall have failed to remedy such event or circumstances within thirty (30) days following its receipt of such notice. Notwithstanding the foregoing, a Termination of Employment shall not be deemed to have occurred unless the Executive shall have incurred a “Separation from Service,” within the meaning of Code Section 409A and applicable guidance issued thereunder.

                Any election by the Executive to terminate his/her employment as contemplated by this Section shall not be deemed a voluntary termination of employment by the Executive for the purpose of any other employee benefit or other plan.

2.                                       Compensation and Benefits. In the event of a Termination of Employment, the Company shall provide the Executive with the following compensation and benefits:

a.                                       General Compensation and Benefits.  Within five (5) days following the date of Termination of Employment (or such later date provided for in Section 2.g. hereof), the Company shall pay to the Executive in a lump sum the Executive’s full salary through the date of Termination of Employment at the rate in effect at the time notice of termination is given (disregarding any reduction in base salary described in clause (B) of Section 1 h.(ii) hereof) and shall also pay to the Executive all compensation and benefits payable to the Executive through the date of Termination of Employment under the terms of any compensation or benefit plan, program or arrangement maintained by the Employer, such compensation and benefits to be paid at the times prescribed by the applicable plan, program or arrangement. The Company shall also pay the Executive’s normal post-termination compensation and benefits to the Executive as such payments become due. Such post termination compensation and benefits shall be determined under, and paid in accordance with, the Employer’s retirement, insurance and other compensation or benefit plans, programs and arrangements most favorable to the Executive in effect at any time during the 180-day period immediately preceding the Change of Control Date or, if more favorable to the Executive, those provided generally at any time after the Change of Control Date to executives of the Company of comparable status and position to the Executive.

b.                                      Incentive Compensation. Notwithstanding any provision of any annual cash bonus or annual cash incentive compensation plan of the Employer, the Company shall pay to the Executive, within five (5) days after the Executive’s Termination of Employment (or at such later date provided for in Section 2.g. hereof), a lump sum amount, in cash, equal to a pro rata portion to the date of Termination of Employment of the aggregate value of all annual cash bonus or annual cash incentive compensation awards to the Executive for all uncompleted periods under the plan calculated as to each such award as if the “target” with respect to such bonus or incentive compensation award had been attained; provided, however, that if the date of Termination of Employment occurs in the same uncompleted period under the plan as the Change of Control, the lump sum amount payable hereunder shall be reduced (but not below zero) by the amount payable under the plan in respect of such uncompleted period.  The rights of the Executive in respect of all other incentive compensation awards shall be governed by the terms and conditions of the plans under which such awards were granted and the agreements evidencing such awards.

c.                                       Compensation. The Company shall pay to the Executive a lump sum (subject to the succeeding sentence hereof) equal to two (2) times the sum of (a) the Executive’s per annum rate of base salary in effect with respect to the Executive immediately prior to the Termination of Employment (disregarding any reduction in base salary described in clause (B) of Section 1 h.(ii) hereof) plus (b) the Executive’s bonus or incentive compensation “target” for the fiscal year in which the Termination of Employment occurs (or, if higher, for the fiscal year in which the Change of Control of the Company occurs).  The lump sum shall be paid to the Executive not later than five (5) days after the Termination of Employment (or at such later date provided for in Section 2.g. hereof); provided, however, that if (1) the Change of Control does not constitute a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” (within the meaning of Section 409A(a)(2)(A)(v) of the Code and applicable guidance issued thereunder), or (2) the Executive’s termination of employment occurs under circumstances described in the second sentence of Section 1.d. hereof, then the payments under this Section 2.c. shall be made in twenty-four (24) substantially equal monthly installments, except as provided in Section 2.g.

d.                                      Benefits. Subject to Section 2.e. and 2.g. hereof, for a two (2)-year period following Termination of Employment, the Company shall provide the Executive with health, disability, life and other insurance benefits substantially similar to the benefits received by the Executive pursuant to the Company’s (or the Employer’s) benefit programs as in effect immediately during the 180 days preceding the Change of Control Date (or, if more favorable to the Executive, as in effect at any time thereafter until the Termination of Employment);

provided, however, that no compensation or benefits provided hereunder shall be treated as compensation for purposes of any of the programs or shall result in the crediting of additional service thereunder.

e.                                       New Employment. If the Executive secures new employment during the two (2)-year period following Termination of Employment, the level of any benefit being provided pursuant to Section 2.d. hereof shall be reduced to the extent that any such benefit is being provided by the Executive’s new employer. The Executive, however, shall be under no obligation to seek new employment and, in any event, no other amounts payable pursuant to this Agreement shall be reduced or offset by any compensation received from new employment or by any amounts claimed to be owed by the Executive to the Company or the Employer.

f.                                         Retirement Benefit.

(i)                                     Defined Benefit Pension Plan.   If the Executive is a participant in a DB Pension Plan (as defined below), then in addition to the retirement benefits to which the Executive is entitled under each DB Pension Plan (as defined below), the Company shall pay the Executive, not later than five (5) days after the Termination of Employment (or at such later date provided for in Section 2.g. hereof), a lump sum amount, in cash, equal to the excess of (A) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the second anniversary of the date of Termination of Employment) as of which the actuarial equivalent of such annuity is greatest) which the Executive would have accrued under the terms of all DB Pension Plans (without regard to any amendment to any DB Pension Plan made subsequent to a Change of Control and on or prior to the date of Termination of Employment, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if the Executive were fully vested thereunder and had accumulated (after the date of Termination of Employment) twenty-four (24) additional months of service credit thereunder and had been credited under each DB Pension Plan during such period with annual compensation equal to the Executive’s compensation (as defined in such DB Pension Plan) during the twelve (12) months immediately preceding date of Termination of Employment or, if higher, during the twelve months immediately prior to the first occurrence of an event or circumstance described in clause (A), (B), (C), (D) or (E) of Section 1  h.(ii) hereof, over (B) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the date of Termination of Employment) as of which the actuarial equivalent of such annuity is greatest) which the Executive had accrued pursuant to the provisions of the DB Pension Plans as of the date of Termination of Employment. For purposes of this Section 2.f., “actuarial equivalent” shall be determined using the same assumptions utilized under the Snap-on Incorporated Retirement Plan (or any successor plan) immediately prior to the date of Termination of Employment or, if more favorable to the Executive, immediately prior to the first occurrence of an event or circumstance described in clause (A), (B), (C), (D) or (E) of Section 1.h.(ii) hereof.

(ii)                                  Cash Balance Plan.  If the Executive is a participant in a Cash Balance Plan (as defined below), then in addition to the benefits to which the Executive is entitled under each Cash Balance Plan, the Company shall pay the Executive, not later than five (5) days after the Termination of Employment (or at such later date provided for in Section 2.g. hereof), a lump sum amount, in cash, equal to the sum of (A) the amount that would have been credited to the Executive’s account thereunder (whether as pay credits, interest credits, or otherwise) during the two years immediately following the date of Termination of Employment, determined (x) as if the Executive earned compensation during such period at an annual rate equal to the Executive’s compensation (as defined in the Cash Balance Plan) during the twelve (12) months immediately preceding the date of Termination of Employment or, if higher, during the twelve months immediately prior to the first occurrence of an event or circumstance described in clause (A), (B), (C), (D) or (E) of Section 1 h.(ii) hereof and (y) without regard to any amendment to the Cash Balance Plan made subsequent to a Change of Control and on or prior to the date of Termination of Employment, which amendment adversely affects in any manner the computation of benefits thereunder and (B) the excess, if any, of (x) the Executive’s account balance under the Cash Balance Plan as of the Date of Termination over (y) the portion of such account balance that is nonforfeitable under the terms of the Cash Balance Plan as of the date of Termination of Employment.

(iii)                               401(k) Savings Plan.  If the Executive is a participant in [the Company’s 401(k) Savings Plan] [a Cash Balance Plan], then in addition to the benefits to which the Executive is entitled under [such plan] [the Company’s 401(k) Savings Plan], the Company shall pay the Executive, not later than five (5) days after the Termination of Employment (or at such later date provided under Section 2.g. hereof) a lump sum amount, in cash, equal to the amount of matching contributions that would have been credited to the Executive’s account thereunder during the two years immediately following the date of Termination of Employment, determined (x) as if, during such period, Executive had made the maximum elective contribution eligible for a matching contribution and (y) without regard to any amendment to such plan made subsequent to a Change of Control and on or prior to the date of Termination of Employment, which amendment adversely affects in any manner the basis upon which matching contributions are determined.

(iv)                              Definitions. “DB Pension Plan” shall mean any tax-qualified, supplemental or excess defined benefit pension plan maintained by the Company and any other defined benefit plan or agreement entered into between the Executive and the Company which is designed to provide the Executive with supplemental retirement benefits, other than any plan (or portion thereof) that is a Cash Balance Plan. “Cash Balance Plan” shall mean any tax qualified pension plan (or portion thereof) maintained by the Company of the type commonly referred to as a “cash balance plan”

g.                                      Delayed Payment.  To the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable guidance issued thereunder, payment to Executive of amounts set forth in Sections 2.a., 2.b., 2.c., and 2.f. (and/or the provision of benefits under Section 2.d.) shall be delayed until the first business day following the expiration of six months from the date of Termination of Employment.  In such event, then if amounts under Section 2.c. are not payable in a lump sum, the amounts thereunder which would have otherwise been paid within the six-month period following the date of Termination of Employment shall be added to and paid with the first monthly installment payable after the expiration of such six-month period.

3.                                       Reduction in Payments. Notwithstanding any other provisions of this Agreement, whether or not there occurs a Termination of Employment, in the event it shall be determined that any payment or benefit received or to be received by the Executive in connection with a Change of Control of the Company or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the

Company, any entity whose actions result in a Change of Control of the Company or any entity affiliated with the Company or such entity (any such payment or benefit being hereinafter called a “Payment,” and all such payments and benefits being hereinafter called “Total Payments”), would be subject (in whole or part) to the excise tax under Section 4999 of the Code of 1986, or any interest or penalties incurred with respect to such excise tax (such excise tax, together with such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the payments hereunder (or, if no payments are being made hereunder, payments and benefits pursuant to other plan and arrangements) shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

Subject to the provisions of this Section 3, all determinations required to be made under this Section 3, including whether and the extent to which the Total Payments will be subject to the Excise Tax and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the Executive that is not then serving as accountant or auditor for the individual, entity or group effecting the Change of Control of the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

                For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax under this Section 3, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of the Auditor (or tax counsel selected by the Auditor) does not constitute a “parachute payment” within the meaning of Section 280G(b) (2) of the Code (including by reason of Section 280G(b) (4) (A) of the Code), and in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b) (4) (B) of the Code, in excess of the “base amount” (as defined in Section 280G(b) (3) of the Code) allocable to such reasonable compensation, and (iii) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d) (3) and (4) of the Code.  For purposes of this Section 3, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence in the calendar year in which the applicable Payment is to be made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

4.                                       Legal Fees. The Company shall also pay to the Executive all reasonable legal fees and expenses incurred by the Executive in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code. Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

5.                                       Term. This Agreement shall commence on the Effective Date and shall continue in effect through January 31, 2009; provided, however, that commencing on January 31, 2009 and each January 31 thereafter, the term of this Agreement shall automatically be extended for one (1) additional year unless, not later than October 31 of the preceding year, the Company or the Executive shall have given written notice not to extend this Agreement; provided, further, however, if a Change of Control of the Company shall have occurred during the initial or extended term of this Agreement, this Agreement shall continue in effect for a period of 24 months beyond the month in which such Change of Control of the Company occurred. Notwithstanding anything herein to the contrary this Agreement shall terminate upon the Executive ceasing to be an executive of the Company prior to a Change of Control of the Company (other than any such cessation which the Executive reasonably demonstrates occurred under circumstances described in clause (i) or (ii) of Section 1.d.(3)(B) hereof).

6.    Successors and Binding Agreements.

a.                                       The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any such successor, and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement.

b.                                      This Agreement shall inure to the benefit of and be enforceable by the Executive’s respective personal or legal representative, executor, administrator, successor, heirs, distributees and/or legatees.

c.                                       Neither the Company nor the Executive may assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, the Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by will or the laws of descent and distribution. In the event the Executive attempts any assignment or transfer contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

7.                                       Notices. All communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his/her principal residence, or to such other address as any parry may have furnished to the other in writing in accordance herewith, except that notices of a change of address shall be effective only upon receipt.

8.             Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin without giving effect to the principles of conflict of laws of such state, except that Section 9 shall be construed in accordance with the Federal Arbitration Act if arbitration is chosen by the Executive as the method of dispute resolution.

9.             Settlement of Disputes; Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled, at the Executive’s election, either by arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association then in effect or by litigation; provided, however, that in the event of a dispute regarding whether the Executive’s employment has been terminated for Cause, the evidentiary standard set forth in this Agreement shall apply. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

10.           Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

11.           Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the matters discussed herein and supersedes all other prior agreements and understandings, written or oral, between the parties with respect thereto, including but not limited to the Existing Agreement, which shall be null and void and of no force and effect as of the Effective Date. There are no representations, warranties or agreements of any kind relating thereto that are not set forth in this Agreement.

12.           Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state and other taxes as shall be legally required.

13.           Certain Limitations. Nothing in this Agreement shall grant the Executive any right to remain an executive, director or employee of the Company or of any of its subsidiaries for any period of time.

* * *

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and date first written above.

SNAP-ON INCORPORATED

By:
Its:

[EXECUTIVE NAME]

Executive